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                                                                  EXHIBIT 10(ss)

                Amendment to National Medical Enterprises, Inc.
                     Supplemental Executive Retirement Plan
                                 Dated November 1, 1984
                                 As Amended May 21, 1986

          THIS AMENDMENT TO NATIONAL MEDICAL ENTERPRISES, INC. SUPPLEMENTAL RETIREMENT PLAN (the "Amendment") is made, entered into and effective as of the 25th day of April, 1994.

                               R E C I T A L S :
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          WHEREAS, National Medical Enterprises, Inc., a Nevada corporation
("NME") adopted the Supplemental Executive Retirement Plan (the "Plan"), pursuant to a document dated November 1, 1984 and amended May 21, 1986;

          WHEREAS, Section 5.4 provides that NME reserves the right, in its sole discretion, to amend the Plan; and

          WHEREAS, NME now desires to amend the Plan.

          NOW, THEREFORE, intending to be legally bound, NME hereby agrees to amend the Plan as follows:

                              A M E N D M E N T :
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          1. Section 2.5 of the Plan is hereby amended by deleting such Section in its entirety and replacing it with the following:

          "2.5 Change of Control.  "Change of Control" shall be deemed to have
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          occurred if (a) any person as such term is used in Sections 13(c) and
          14(d)(2) of the Securities Exchange Act of 1934, as amended, is or becomes the beneficial owner directly or indirectly of securities of NME representing 30% or more of the combined voting power of NME's then outstanding securities or (b) during any two year period commencing after April 1, 1994, individuals who at the beginning of such period constitute the Board of Directors of NME cease for any reason other than death or disability to constitute a majority of the Board."

          2. Section 2.14 of the Plan is hereby amended by deleting such Section in its entirety and replacing it with the following:

          "2.14 Existing Retirement Benefit Plans Adjustment Factor.  "Existing
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          Retirement Benefit Plans Adjustment Factor or Factors" means the assumed benefit the Participant would be eligible for under Social Security and all retirement plans of NME and its Subsidiaries whether or not he participates in such plans. This Factor will be used for calculating all benefits under the Plan and is a projection of the benefits payable under the Social Security regulations in effect June 1, 1984, and retirement plans of NME in effect on June 1, 1984, or the participant's Date of Enrollment in the Plan, if later. Once established for a Participant this Factor will not thereafter be altered to reflect any reduction in benefits under Social Security. This Factor will be adjusted to reflect changes in

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          benefits under NME retirement plans if a Participant is transferred to different retirement plans or the Company contribution to a retirement plan is increased or decreased from the percentage used for original calculation of the Participant's Factor or the Participant becomes eligible for other retirement plans adopted by the Company which would provide benefits greater or less than the Plan considered in calculating the Participant's original Factor, except that such Factor for Participant's who are regular full time employees actively at work with the Company on April 1, 1994, with the corporate office or a division or subsidiary that is not announced as a discontinued operation shall be revised based upon the Participant's actual base salary as of April 1, 1994, but no Factor will be increased as a result of revision of the Factor to use the base salary as of April 1, 1994."

          3. Section 2.19 of the Plan is hereby amended by deleting such Section in its entirety and replacing it with the following:

          "2.19  Projected Earnings.  "Projected Earnings means the (a) actual
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          Earnings of the Participant on the Date of Enrollment plus an assumed increase of eight percent per annum, or (b) for Participants who are regular full time employees actively at work on April 1, 1994, with the corporate office or a division or a subsidiary that has not been declared to be a discontinued operation, the actual Earnings of the Participant on April 1, 1994 plus an assumed increase of eight percent per annum."

          4. Section 3.8 of the Plan is hereby amended by designating the first paragraph of Section 3.8 as subparagraph (a) and by adding the following as a new subparagraph 3.8(b):

          "3.8(b) For a Participant who is a regular full time employee actively at work on April 1, 1994, with the corporate office or a division or a subsidiary which has not been declared to be a discontinued operation, who has not yet begun to receive benefit payments under the Plan and whose employment is Terminated without cause or who voluntarily Terminates Employment following (a) a material downward change in the functions, duties, or responsibilities which reduce the rank or position of the Participant, (b) (i) a reduction in the Participant's annual base salary, or (ii) a material reduction in the Participant's annual incentive plan bonus payment other than for financial performance as it broadly applies to all similarly situated active Participants in the same plan, or (iii) a material reduction in the Participant's retirement or supplemental retirement benefits that does not broadly apply to all active Participant's in the same plan or; (c) transfer of a Participant's office to a location that is more than fifty (50) miles from the Participant's current principal office location, if such Termination of Employment occurs within two years following a Change of Control of NME while this Plan remains in effect, the provisions of Section 3.8a above shall not apply and (i) a Participant's Early or Normal Retirement Benefits under this Plan (a) will be determined on the basis of (I) receiving full Prior Service Credit under Sections 3.1 and 3.2 for all Years of Service prior to his or her Date of Enrollment and (II) being credited with three additional years to his or her Years of Service (with total Years of

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          Service not to exceed twenty years) and (b) will be fully vested in the Participant without regard to his or her Years of Service with NME and its Subsidiaries, (ii) will be determined by replacing the definition of "Earnings" under Section 2.10 hereof with the following "the base salary and the annual cash bonus paid to a Participant by NME or a Subsidiary, excluding (A) any cash bonus paid under the LTIP,
          (B) any car and other allowances and (C) other cash and non-cash compensation" and (iii) notwithstanding any other provision of this Plan to the contrary, a Participant will be entitled to receive the Normal Retirement Benefit on or after the age of sixty, without reduction, and after the age of fifty-five with a reduction of 0.42% per month for each month for which the benefit commences to be paid prior to the Participant's attaining the age of sixty and after the age of fifty with the foregoing reduction from age sixty to age fifty-five and with a reduction to 0.56% per month for each month for which the benefit commences to be paid prior to the Participant's attaining the age of fifty-five. No other reductions set forth in Sections 3.2a(iii) and 3.2b will apply."

          5. The following language shall be added as a new Paragraph 3.9:

          "3.9 Golden Parachute Cap. Notwithstanding any provision in this Plan to the contrary, in no event shall the total present value of all payments under this Plan that are payable to a Participant and are contingent upon a Change of Control in accordance with the rules set forth in Section 280G of the Internal Revenue Service Code of 1986, as amended (the "Code") and the Treasury Regulations thereunder, when added to the present value of all other payments, other than payments that are made pursuant to this Plan, that are payable to a Participant and are contingent upon a Change of Control, exceed an amount equal to two hundred and ninety-nine percent (299%) of the Participant's "base amount" as that term is defined in Section 280G of the Code."

          6. The following language shall be added as new Section 4.5 to the
          Plan:

          "4.5 Lump Sum Distributions.  At any time following a Termination of
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          Employment which occurs within two (2) years after a Change of Control or following an Early Retirement or a Normal Retirement, a Participant, or the Surviving Spouse of a Participant, who has a vested interest in the Plan may elect to receive a lump sum payment, in an amount determined below, sixty (60) days after giving notice to the Committee of the Participant's, or the Participant's Surviving Spouse's, desire to receive such lump sum benefit. The date of the notice shall be the "Commencement Date." The lump sum payment shall be determined in accordance with the following provisions of this Section 4.5, and then shall be reduced by a penalty equal to ten percent (10%) of such payment which shall be forfeited to NME. However, the penalty shall not apply if the Committee determines, based on the advice of counsel or a final determination by the Internal Revenue Service or any court of competent jurisdiction, that by reason of the foregoing elective provisions of this Section 4.5 any Participant, Surviving Spouse or Eligible Children has recognized or will recognize gross income for federal income tax purposes under this Plan in advance of payment to him or her of Plan benefits. NME shall notify all

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          Participants (and Surviving Spouses or Eligible Children of deceased
          Participants) of any such determination. Wherever any such determination is made, NME shall refund all penalties which were imposed hereunder on account of making lump sum payments at any time during or after the first year to which such determination applies (i.e., the first year when gross income is recognized for federal income tax purposes). Interest shall be paid on any such refunds based on an interest factor determined under Section 4.5(b) hereof. The Committee may also reduce or eliminate the penalty if it determines that this action will not cause any Participant to recognize gross income for federal income tax purposes under this Plan in advance of payment to him or her of Plan benefits.

          Notwithstanding any other provision of this Plan, a penalty shall not apply if a retired Participant or the Surviving Spouse or Eligible Children of a deceased Participant receives a lump sum distribution due to a financial hardship. The Committee shall determine whether a financial hardship exists in its sole discretion, but in good faith and on a uniform, nondiscriminatory and reasonable basis. A hardship distribution shall be a cash payment not to exceed the amount necessary to relieve the hardship.

             (a) When monthly benefit payments have not yet commenced and the Participant is living on the Commencement Date, the lump sum payment (prior to the ten percent (10%) reduction) shall equal the lump sum value of the Participant's Early Retirement Benefit or Normal Retirement Benefit accrued through the Commencement Date. The amount described in this Section 4.5(a) shall include, in addition, in the case of a Participant who has a spouse or Eligible Children on the Commencement Date, the lump sum value, determined as of such date, of any benefit payable to a Surviving Spouse or Eligible Children by reason of the Participant's death on or after such date assuming such spouse would qualify as a Surviving Spouse on and after such date. The lump sum amount representing the value of the benefits described in the preceding two sentences shall be computed (i) first by reducing the amount of the Participant's monthly benefit payable under Section 3.2 hereof, if the Participant's Commencement Date occurs before the Participant's Normal Retirement date, (ii) then determining the survivor benefit which would be payable to a Surviving Spouse or Eligible Children in respect of such monthly benefit under Section 3.1(c) or Section 3.2(c) whichever is applicable, and (iii) next commuting such benefits to their lump sum equivalent at the Commencement Date by reference to the factor described in Section 4.5(b). In computing the Participant's monthly benefit under clause (i) of the preceding sentence, if the Commencement Date occurs before the earliest date when the Participant may commence to receive his or her Early Retirement Benefit, the Participant's Early Retirement Benefit shall be computed as the annual actuarial equivalent of the Early Retirement Benefit which would be payable to him or her at the earliest date when benefits could commence under the Early Retirement provisions of Section 3.2, in the form of a single life annuity.

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             When annual benefits have previously commenced, the lump sum payment (prior to the ten percent (10%) reduction) shall be equal to the difference between (A) minus (B) below, determined as of the Participant's Commencement Date, accumulated to the date of the lump sum payment using the same interest rate which is used in calculating the amounts (A) and (B):

                 (A) The lump sum value of the monthly benefits payable to the Participant (including any benefit payable to the Surviving Spouse or Eligible Children) determined as of the Participant's Commencement Date in the same manner as described in the previous paragraph.

                 (B) The lump sum value of the monthly benefits previously paid to the Participant discounted to the Participant's Commencement Date.

             When a Surviving Spouse of a deceased Participant elects to receive a lump sum payment, the amount of the lump sum payment shall be determined by the Committee in a manner similar to that used for a Participant, except that the lump sum payment shall only reflect the benefit which would be payable to a Surviving Spouse and Eligible Children. All lump sum equivalents hereunder shall be determined by reference to the factor described in Section 4.5(b).

             (b) The factor described in this Section 4.5(b) is the actuarial equivalence factor of the Pension Benefit Guaranty Corporation applicable to plans terminating on the Commencement Date."

          7. The Plan, as amended by this Amendment, remains in full force and effect.


          IN WITNESS WHEREOF, NME has signed this Amendment on the date set forth above.

                                    NATIONAL MEDICAL ENTERPRISES, INC.



                                    By: /s/ SCOTT M. BROWN
                                       --------------------------------
                                    Its: Senior Vice President
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